Exhibit 99.1


          Trex Company Reports 2002 EPS Growth of 81 Percent

    WINCHESTER, Va.--(BUSINESS WIRE)--Feb. 26, 2003--Trex Company,
Inc. (NYSE: TWP), manufacturer of Trex(R)decking and railing, today announced operating results for the quarter and fiscal year ended
December 31, 2002.
    Fully diluted earnings per share for 2002 were $1.16, up 81 percent from the EPS of $0.64 recorded in 2001.
    In the fourth quarter, revenue increased 15 percent to $19.6 million, from $17.1 million in the fourth quarter of 2001. The company had a loss from operations of $1.7 million, versus a loss of $2.3 million in the corresponding quarter of 2001. Net loss for the fourth quarter was $1.4 million, or $0.10 per diluted share, compared to a loss of $2.3 million, or $0.16 per diluted share, for the fourth quarter of 2001. The company typically reports a loss in the fourth quarter due to the seasonal nature of deck installations.
    For the full year, the company reported record revenues of $167.1 million, a 43 percent increase over the $116.9 million reported in 2001. Income from operations doubled compared to the prior year, increasing to $34.5 million from $17.1 million. Net income was $16.8 million, an increase of 85 percent over the net income of $9.1 million recorded in 2001.
    "We have been surprised by the relatively strong demand during our slow winter season," said President Robert Matheny. "As a result, we have exceeded our prior guidance for both revenue and earnings. We now have all 17 of our installed production lines in operation, as we focus on supplying Trex for the 2003 spring season."

    The market for decking materials is highly seasonal, with peak periods occurring from late winter through September. As a result, the fourth quarter of every year is generally the company's weakest period in terms of sales. During this period, Trex Company builds product inventory to prepare for the heavy demand anticipated during the upcoming peak season. This operating strategy helps the company realize the efficiencies of a steady pace of year-round production.

    2002 Operating Highlights:

    - The company refinanced the majority of its outstanding debt with $40 million of senior secured notes and $12.6 million of borrowings under new real estate loans. In connection with the refinancing, the company replaced its existing $17 million revolving credit facility with a $20 million revolving credit facility with a new lender. By refinancing this debt, Trex Company eliminated the former lender's conditional right to purchase 353,778 shares of common stock at $14.89 per share.

    - Manufacturing utilization was improved from 40 percent, running six production lines at the beginning of the year, to full production, running all 15 previously installed production lines as well as 2 lines that were installed in the later part of 2002.

    - The new plastic recycling plant in Winchester entered its start-up phase in December. This Winchester plant and the jointly owned recycling plant in Spain are key elements of a comprehensive sourcing strategy to ensure the availability of raw materials required to satisfy continued long-term growth.

    - The company had a number of successful new product introductions, including a new color, "saddle," and a code-listed 4x4 railing post, enabling construction of total-Trex decking and railing installations.

    - Trex Company won the Golden Hammer Communications Award for the second year in a row. The award, sponsored by Home Channel News and ProDealer Magazines, recognizes excellence in the area of "Home Improvement & Building Materials Communication," and is judged on how well a company has met its marketing goals.

    - Trex Company was ranked #43 by Bloomberg Personal Finance Magazine for share price appreciation for the one-year period from 11/01/01 to 10/31/02. The ranking was published in the Feb. 2003 issue. Trex Company's total return was 107 percent.

    Matheny continued, "2002 was an outstanding year for Trex Company, both operationally and financially. We have successfully addressed capacity and financial issues that surfaced in 2001, and are now benefiting from improved capacity utilization and absorption of fixed manufacturing overhead. We expect 2003 to be another good year for Trex. The expectation for first half 2003 revenue is between $112 million and $118 million, which would result in first half income of from $0.97 to $1.01 per diluted share.

    About Trex Company

    Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through approximately 90 wholesale distribution locations, which in turn sell Trex decking to approximately 2,900 independent contractor-oriented retail lumberyards across the United States.
    For a Trex decking and railing dealer near you, call 1-800-BUY-TREX (289-8739) or for dealers and product details, visit www.trex.com.
    Trex(R), Trex Easy Care Decking(R)and Trex Wood-Polymer(R)are trademarks of Trex Company, Inc., Winchester, Va.

    Note: The Company has scheduled an analyst conference call for 11:00 a.m. EST on Feb. 27. A live webcast of the conference call will be available to all investors at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com.

    For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available through March 6. To listen to the telephone replay, dial 888-266-2081 (703-925-2533 outside the U.S.) and enter passcode 6418312.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of revenues and earnings, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2002 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                               Trex Company, Inc.
            Condensed Consolidated Statements of Operations
                        (In thousands, except share date)
                                   (unaudited)


                            Three Months Ended    Twelve Months Ended
                               December 31,           December 31,
                              2001       2002       2001       2002
                          --------------------------------------------
Net sales                    $17,069    $19,637   $116,860   $167,079

Cost of sales                 12,219     11,700     67,973     90,479
                          --------------------------------------------

Gross profit                   4,850      7,937     48,887     76,600

Selling, general and
 administrative expenses       7,199      9,645     31,801     42,150
                          --------------------------------------------

Income (loss) from
 operations                   (2,349)    (1,708)    17,086     34,450

Interest expense,  net        (2,142)      (766)    (3,850)    (7,782)
                          --------------------------------------------

Income (loss) before taxes    (4,491)    (2,474)    13,236     26,668

Income taxes                  (2,196)    (1,070)     4,186      9,891
                          --------------------------------------------

Net income (loss)            ($2,295)   ($1,404)    $9,050    $16,777
                          ============================================

Fully diluted earnings
 (loss) per common share.     ($0.16)    ($0.10)     $0.64      $1.16
                          ============================================


Weighted average fully
 diluted shares
 outstanding              14,154,487 14,175,329 14,182,457 14,481,234
                          ============================================


                Condensed Consolidated Balance Sheets

                        (In thousands, except share date)

                                                 31-Dec-01  31-Dec-02
                                                 --------- -----------
                                                            (unaudited)
ASSETS
Current  assets:
    Cash and cash equivalents                         $--     $14,893
    Trade accounts receivable                       2,507         840
    Inventories                                    33,168      22,429
    Prepaid expenses and other assets               1,306       1,395
    Income tax receivable                           1,137          --
    Deferred income taxes                           1,946       2,269
                                                 --------- -----------
        Total current  assets                      40,064      41,826
                                                 --------- -----------
Property, plant and equipment, net                137,223     133,570
Intangible assets, net                              6,837       6,837
Other                                                 513       1,323
                                                 --------- -----------
        Total assets                             $184,637    $183,556
                                                 ========= ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                         $9,495     $10,056
    Accrued expenses                                  630       6,089
    Income taxes payable                               --         114
    Other current liabilities                         964         638
    Current portion long-term debt                 25,759         795
                                                 --------- -----------
        Total current liabilities                  36,848      17,692
                                                 --------- -----------
Deferred income taxes                               7,800       9,915
Line of credit                                     12,153          --
Debt-related derivatives                            1,381       2,773
Mortgages                                          15,196      14,401
Long-term debt                                     32,986      40,000
Debt discount                                      (3,712)         --
                                                 --------- -----------
        Total liabilities                         102,652      84,781
                                                 --------- -----------
Stockholders' equity:
    Preferred stock, $0.01 par value, 3,000,000
     shares authorized; none issued and
     outstanding                                       --          --
    Common stock, $0.01 par value, 40,000,000
     shares authorized; 14,155,083 and 14,297,711
     shares issued and outstanding at December
     31, 2001 and 2002                                142         143
    Additional capital                             46,079      49,354
    Retained earnings                              36,620      53,397
    Deferred compensation                              --      (2,400)
    Accumulated other comprehensive net loss         (856)     (1,719)
                                                 --------- -----------
         Total stockholders' equity                81,985      98,775
                                                 --------- -----------
         Total liabilities and stockholders'
          equity                                 $184,637    $183,556
                                                 ========= ===========


    CONTACT: Trex Company, Inc., Winchester
             Robert G. Matheny, 540/542-6300
              or
             Lippert/Heilshorn & Associates, New York
             John Nesbett/William Walkowiak, CFA, 212/838-3777